Exhibit 3.6

TRANS-LUX CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

TRANS-LUX CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 242 thereof, DOES HEREBY CERTIFY THAT:

WHEREAS, in accordance with the provisions of Section 242 of the DGCL and pursuant to the authority under Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation is authorized to issue from time to time shares of the Corporation’s preferred stock (“Preferred Stock”) in one or more series;

WHEREAS, the Board of Directors previously adopted a resolution authorizing the creation and issuance of a series of said Preferred Stock designated as the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the Certificate of Designation for the Series B Preferred Stock was filed with the Secretary of State of the State of Delaware on October 13, 2015;

WHEREAS, on November 18, 2018, the Board of Directors approved and adopted the following resolution with respect to the Certificate of Designations of the Series B Preferred Stock for the purpose of amending and restating the terms of the Series B Preferred Stock, subject to approval of the Requisite Series B Holders and the Requisite Common Holders (each as defined below);

WHEREAS, on December 12, 2018, the holders of at least a majority of the shares of Series B Preferred Stock then outstanding (the “Requisite Series B Holders”), voting separately as a class, approved the following resolution to amend and restate the Certificate of Designations for the Series B Preferred Stock, subject to approval of the Requisite Common Holders; and

WHEREAS, on December 12, 2018, the holders of a majority of the shares of the Corporation’s common stock then outstanding (the “Requisite Common Holders”), voting separately as a class, approved the following resolution to amend and restate the Certificate of Designations for the Series B Preferred Stock, subject to approval of the Requisite Series B Holders.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly vested in the Board of Directors and in accordance with the provisions of the Certificate of Incorporation and the DGCL, the Certificate of Designations for the Series B Preferred Stock shall be amended and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

Section 1.      Designation and Amount.  The series of Preferred Stock shall be designated Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”), and, unless and until increased or decreased by the Board pursuant to the Delaware General Corporation Law, the number of shares so designated shall be 51,000.

Section 2.      Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, Sunday, day which is a federal legal holiday in the United States or day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s shares of common stock, par value $0.001 per share, and shares of any other class of securities into which such shares may hereafter be reclassified or changed.

“Conversion Date” means any of a Mandatory Conversion Date or an Optional Conversion Date.

“Conversion Price” means $2.00, subject to adjustment as provided herein.

“Current Market Price” means, with respect to any particular security on any date of determination, the volume-weighted average trading price of such security for the thirty (30)-day period ending on the Trading Day immediately preceding the date of such determination, as reported for consolidated transactions on the Trading Market. If such security is not listed or traded in a manner that the trading prices referred to above are available for the period required hereunder, the Current Market Price for such security shall be deemed to be the fair value as determined in good faith by the Board.

“Fundamental Transaction” has the meaning set forth in Section 6(g)(ii).

“Holder” means a holder of record of Series B Preferred.

“Initial Issue Date” shall mean the date that shares of Series B Preferred are first issued by the Corporation.

“Junior Stock” means the Common Stock and any other securities of the Corporation ranking by its terms junior to the Series B Preferred as to payment of dividends or as to distribution of assets upon Liquidation.

“Liquidation” means any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.  “Liquidation” shall not include any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation, any sale or transfer of assets of the Corporation or any exchange of securities of the Corporation.

“Mandatory Conversion Date” and “Mandatory Conversion Notice” have the meanings set forth in Section 6(b).

“Mandatory Conversion Threshold” means $15.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock.

“Optional Conversion Date” and “Optional Conversion Notice” have the meanings set forth in Section 6(a).

“Parity Stock” means any capital stock of the Corporation ranking by its terms on a parity with the Series B

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Senior Stock” means any capital stock of the Corporation ranking by its terms senior to the Series B Preferred as to payment of dividends or as to distribution of assets upon Liquidation, as applicable.

“Stated Value” means $200.00, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred.

“Trading Day” means a day on which the Trading Market is open for business.

“Trading Market” means the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the principal inter-dealer quotation system on which the Common Stock is quoted.

Section 3.      Dividends.

(a)      (i)     Holders shall be entitled to receive, when, as and if declared by the Board, out of funds legally available for such purpose, dividends at the rate of 6.0% of the Stated Value per annum on each share of Series B Preferred, and no more.  Such dividends shall be cumulative, shall accrue without interest from the date of issuance of the respective share of Series B Preferred, and shall be payable at the election of the Corporation in (A) cash, (B) shares of Common Stock or (C) any combination of cash and shares of Common Stock.

          (ii)     Such dividends shall be payable semi-annually in arrears, on the fifteenth (15th) day of each April and October following the Initial Issue Date (provided, that if any such date is not a Business Day, such dividend shall be payable without interest on the next Business Day), to Holders as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board.  Upon conversion of any share of Series B Preferred pursuant to Section 6 hereof, the Holder thereof shall also be entitled to receive an amount equal to all accrued and unpaid dividends on such share.  Dividends payable with respect to any period that is less than two quarters in length will be computed on the basis of a ninety (90)-day quarterly period and actual days elapsed in such quarters;

          (iii)     When the Corporation elects to pay all or any portion of a dividend by issuing shares of Common Stock, the number of shares so issuable shall be determined by dividing the amount of the dividend or portion thereof so payable by the Current Market Price determined as of the applicable declaration date.

          (iv)    When the Corporation elects to pay all or any portion of a dividend by issuing shares of Common Stock, (A) all Holders entitled thereto shall receive equivalent pro rata proportions of any cash and/or shares of Common Stock, (B) such shares shall be deemed to be issued and outstanding and fully paid and nonassessable from and after the respective dividend payment date, and (C) no fractional shares of Common Stock shall be issued, and the Corporation shall pay cash in respect of any fraction of a share of Common Stock that would otherwise be issuable in payment of such dividend or portion thereof. In no event shall any election by the Corporation to pay dividends on the Series B Preferred, in whole or in part, in cash and/or in shares of Common Stock preclude the Corporation from making a different election with respect to all or a portion of the dividends to be paid on the Series B Preferred on any subsequent dividend payment date.

          (v)     In the event that funds legally available for payment of dividends are insufficient to permit payment in full to all Holders of the full amounts to which they are then entitled, the entire amount legally available for payment of dividends shall be distributed ratably among all Holders in proportion to the full amounts to which they would otherwise respectively be entitled.

(b)     No dividends or other distributions in respect of shares of Junior Stock, other than dividends payable solely in Common Stock with respect to which an adjustment to the Conversion Price is made pursuant to Section 6(g)(i), shall be paid or set apart for payment on, and (except to the extent provided in this subsection) no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Junior Stock unless and until:

          (i)      all accrued and unpaid dividends on the Series B Preferred, including the full dividend for the then-current semi-annual dividend period, shall have been paid or declared and set apart for payment, and

          (ii)     a dividend shall have been paid in respect of each share of then outstanding Series B Preferred equal to (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred, in each case calculated on the applicable record date for determination of holders entitled to receive such dividend, (B) in the case of a dividend on any class or series that is not convertible into Common Stock, the amount determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization  with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Stated Value; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred pursuant to this Section 3(b) shall be calculated based solely upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred dividend;

provided that, without regard to the foregoing, the Corporation may, if approved by the Board or a committee thereof, redeem, purchase or otherwise reacquire directly or indirectly shares of Junior Stock or rights or options to acquire Junior Stock from officers, directors or employees of the Corporation or any of its subsidiaries (x) in connection with termination of service as such and/or (y) in order to pay withholding taxes due upon the vesting or exercise of equity compensation grants.

(c)     If at any time any senior dividend on any shares of Senior Stock shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series B Preferred unless and until all accrued and unpaid dividends with respect to the Senior Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest.

(d)     No full dividends shall be paid or declared and set apart for payment on any shares of Parity Stock for any period unless full accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Series B Preferred for all dividend periods terminating on or before the date of payment of such dividends.  No full dividends shall be paid or declared and set apart for payment on the Series B Preferred for any period unless full accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Parity Stock for all dividend periods terminating on or before the date of payment of such dividends.  When dividends are not paid in full upon the Series B Preferred and any Parity Stock, all dividends paid or declared and set apart for payment upon shares of Series B Preferred and Parity Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series B Preferred and the Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Preferred and Parity Dividend Stock bear to each other.

Section 4.     Voting Rights.  Except as otherwise expressly required by law, each Holder shall be entitled to vote on all matters submitted to holders of record of Common Stock and shall be entitled to 100 votes for each share of Series B Preferred owned at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the Holders shall vote together with the holders of record of Common Stock on all matters and shall not vote as a separate class.

These voting rights shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred or the Common Stock.

Section 5.      Liquidation.

(a)     Upon any Liquidation, after the satisfaction in full of the debts of the Corporation and the payment of any senior liquidation preference owed to the holders of shares of Senior Stock, the Holders shall be entitled to receive out of the assets of the Corporation an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to the Holders, whether or not declared, without interest, plus a sum in cash or property at its fair market value as determined by the Board equal to the greater of (a) the Stated Value per share and (b) such amount per share as would have been payable had all shares of Series B Preferred been converted into Common Stock pursuant to Section 6 immediately before such Liquidation, and no more, before any payment shall be made or any assets distributed to the holders of Junior Stock.

(b)     If, upon any Liquidation, the assets of the Corporation shall be insufficient to permit the payment in full of the amounts required by Section 5(a) and any amounts then payable to holders of Parity Stock, the assets of the Corporation shall be ratably distributed among the Holders of Series B Preferred and the holders of Parity Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all such amounts were paid in full.

(c)     The Corporation shall mail to each Holder written notice of any Liquidation not less than 20 days before the payment date stated therein.

Section 6.     Conversion.

(a)      (i)      Each Holder shall have the right, at such Holder’s option, at any time and from time to time, to convert all or any portion of its shares of Series B Preferred into that number of fully paid and nonassessable shares of Common Stock determined by dividing the Stated Value by the Conversion Price.

          (ii)      A Holder shall exercise its right of conversion by delivering a duly signed and completed conversion notice in the form provided by the Corporation (an “Optional Conversion Notice”) accompanied by the certificate representing each share of Series B Preferred to be converted or, if not represented by a certificate, by an electronic book-entry transfer of such share for receipt by the transfer agent for the Series B Preferred at the address set forth on the form of Optional Conversion Notice or as the Corporation shall otherwise have specified in a written notice to the Holders. The “Optional Conversion Date” will be the date on which the duly signed and completed Optional Conversion Notice and share(s) have been so received; provided that if such date is not a Business Day, the Optional Conversion Date will be the next Business Day.  As promptly as practicable on or after the Optional Conversion Date, but in no event later than the third Trading Day thereafter, the Corporation shall issue and deliver to the Holder (i) at the Holder’s request, either a certificate or certificates or an electronic book-entry transfer to the account specified by the Holder in the Optional Conversion Notice for the number of full shares of Common Stock issuable upon such conversion, together with payment in cash in lieu of any fraction of a share as provided in Section 6(c) and (ii) if less than the full number of shares of Series B Preferred evidenced by the surrendered certificate or certificates (if any) are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Any such newly issued certificate shall be delivered to the Holder by tendering such certificate to an overnight courier service no later than such third (3rd) Trading Day.

            (b)      (i)       The Corporation may, in its sole discretion, elect that all, but not less than all, the outstanding shares of Series B Preferred shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock determined by dividing the Stated Value by the Conversion Price at any time on or after the earlier of (A) such date after the first (1st) anniversary of the Initial Issue Date that the closing price of the Common Stock as reported on the Trading Market has been greater than or equal to the Mandatory Conversion Threshold for thirty (30) consecutive Trading Days and (B) the third (3rd) anniversary of the Initial Issue Date. The date and time specified by the Corporation for such automatic conversion is referred to herein as the “Mandatory Conversion Date.”

                      (ii)       The Corporation shall send written notice of the mandatory conversion (the “Mandatory Conversion Notice”) to each Holder not less than thirty (30) days before the Mandatory Conversion Date.  Each Mandatory Conversion Notice shall state (A) that all shares of Series B Preferred are subject to such mandatory conversion, (B) the Mandatory Conversion Date and the Conversion Price, and (C) that the Holder is to surrender to the Corporation, in the manner and at the place designated, its shares of Series B Preferred to be converted.  Upon receipt of a Mandatory Conversion Notice, each Holder shall surrender all such shares of Series B Preferred (or, if any certificate therefor has been lost, stolen or destroyed, comply with Section 7(c)) to the Corporation in the manner and at the place designated in such notice.

                      (iii)      As promptly as practicable after the later of (A) the Mandatory Conversion Date and (B) a Holder’s surrender of its shares of Series B Preferred (or lost certificate affidavit and agreement), but in no event later than the third (3rd) Trading Day thereafter, the Corporation shall issue and deliver to the Holder at the Holder’s request, either a certificate or certificates or an electronic book-entry transfer to the account specified by the Holder for the number of full shares of Common Stock issuable upon such conversion, together with payment in cash, determined as provided in Section 6(c), in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c)     The Corporation will not issue any fractional share of Common Stock upon conversion of Series B Preferred but shall instead deliver to the applicable Holder a check for an amount equal to the applicable fraction of a share multiplied by the Current Market Price of the Common Stock calculated as of the close of business on the applicable Conversion Date, rounded to the nearest cent.

(d)     In the event a transfer is involved in the issue or delivery of the shares of Common Stock in a name other than that of the converting Holder, such Holder will be required to pay any tax or duty that may be payable in respect of such transfer and any certificate surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Holder or by its attorney duly authorized in writing.  Shares of Common Stock will not be issued unless all taxes and duties, if any, payable by the Holder have been paid.

(e)     All rights with respect to any share of Series B Preferred converted pursuant to this Section 6, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the applicable Conversion Date (notwithstanding any failure of the Holder thereof to surrender the applicable shares at or before such time), except for the rights of the Holders thereof, upon surrender of such shares (or compliance with Section 7(c)), to receive the shares of Common Stock, any payment in lieu of a fractional share, and payment of accrued but unpaid dividends pursuant to Section 3(a)(ii) with respect to the share of Series B Preferred being converted.  All shares of Series B Preferred converted pursuant to this Section 6 shall be automatically retired and restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued as shares of any series of Preferred Stock.

(f)      The Corporation shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of all outstanding shares of Series B Preferred in full as of the next succeeding dividend payment date assuming that such conversion takes place at the Conversion Price then in effect.  The Corporation shall take all commercially reasonable steps to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series B Preferred, provided, however, that the Corporation shall not be required to file a registration statement with respect to such securities.

            (g)     (i)        The Conversion Price shall be subject to adjustment as follows.  If the Corporation shall (A) pay a dividend or make a distribution on any class or series of its capital stock in shares of its Common Stock (other than a dividend or distribution on shares of Series B Preferred provided for by this Certificate of Designations), (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue any shares of its capital stock by reclassification of its Common Stock, the Conversion Price in effect immediately before such action shall be adjusted as provided below so that each Holder of shares of Series B Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or have been entitled to receive immediately after such action had such shares of Series B Preferred been converted immediately before such action. The Conversion Price as adjusted shall be determined by multiplying the Conversion Price at which the shares of Series B Preferred were theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such action and the denominator shall be the number of shares of Common Stock outstanding immediately after such action.  Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision or combination.

                     (ii)        In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or other property (each, a “Fundamental Transaction”), lawful provision shall be made as part of the terms of such transaction whereby each Holder shall have the right thereafter, during the period such Holder’s shares of Series B Preferred are convertible, to convert its shares of Series B Preferred only into the kind and amount of securities, cash and other property receivable upon the Fundamental Transaction by a holder of the number of shares of Common Stock into which such Holder’s shares of Series B Preferred would have been convertible immediately before the Fundamental Transaction. If in connection with any such transaction, each holder of shares of Common Stock is entitled to elect to receive securities, cash or other property upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series B Preferred the right to elect the securities, cash or other property into which the Series B Preferred held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation or the Person formed by the consolidation, resulting from the merger or acquiring such assets or the Corporation’s shares, as the case may be, shall make provisions in its certificate of incorporation or other constituent document to establish such rights and such rights shall be clearly provided for in the definitive transaction documents relating to such transaction.  The certificate of incorporation or other constituent document shall provide for adjustments, which, for events following the effective date of the certificate of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6(g).  The provisions of this Section 6(g)(ii) shall similarly apply to successive Fundamental Transactions.

                     (iii)       All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.  However, no adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least one percent (1.00%) in the Conversion Price then in effect; provided, that any adjustments that by reason of this Section 6(g)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                     (iv)       Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly send to each Holder a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and a brief statement of the facts requiring such adjustment and a computation thereof.  The certificate shall be conclusive evidence of the correctness of the adjustment.

Section 7.      Miscellaneous.

(a)     Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series B Preferred shall not have any voting powers, preferences, relative, participating, optional or other special rights or qualifications, limitations or restrictions other than those specifically set forth in this Certificate of Designations and in the Charter.  Without limiting the generality of the foregoing, the Series B Preferred shall not be redeemable or (except as contemplated by Section 6) exchangeable for other capital stock or indebtedness of the Corporation or other property upon the request of Holders thereof or the Corporation, shall not be subject to any mandatory redemption or the operation of a purchase, retirement or sinking fund, and shall not have any stated maturity date.

(b)     Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder (other than any Optional Conversion Notice or Mandatory Conversion Notice, which shall be sent to the Corporation’s transfer agent) shall be in writing and delivered personally or by facsimile, or sent by a recognized overnight courier service, addressed to the Corporation, at:

135 East 57th Street, 14th Floor
New York, NY 10022
Attention: Corporate Secretary
Facsimile: (800) 243-5544

or to such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance herewith.  Any and all notices or other communications or deliveries to be provided by or on behalf of the Corporation hereunder shall be in writing and delivered personally or by facsimile, or sent by a recognized overnight courier service, addressed to the respective Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder as set forth in the Corporation’s records.  Except as otherwise provided in this Certificate of Designations, any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in or pursuant to this Section 7(b) before 5:00 p.m. Eastern time on any Trading Day or, otherwise, on the next Trading Day or (ii) upon actual receipt by the party to whom such notice is required to be given.

(c)     Lost or Mutilated Certificate.  If a Holder’s certificate representing shares of Series B Preferred shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation and, if such certificate was lost, stolen or destroyed, upon receipt from the Holder of a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation with respect to such shares, and a customary bond

(d)     Severability.  If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the remaining provisions shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)     Headings.  The headings contained herein are for convenience only and shall not be deemed to limit or affect the interpretation of any of the provisions hereof.

*    *    *

RESOLVED, FURTHER, that the Chairman, the President or any Vice-President, and the Secretary or any Assistant Secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designations in accordance with the foregoing resolution and the provisions of Delaware law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be duly executed and acknowledged by the undersigned officer of the Corporation as of this 28th day of January, 2019.

TRANS-LUX CORPORATION

By:	/s/ Alberto Shaio
Name: Alberto Shaio
Title: President and Chief Executive Officer

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